Exhibit 5

                                                               CONFORMED COPY


                      SHAREHOLDERS AGREEMENT


               AGREEMENT, dated as of December 23, 1994, among Rite Aid Corporation, a Delaware corporation ("Parent"), Lake Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent ("Purchaser"), Mrs. Aviva Robinson ("Mrs. Robinson") and Mrs. Aviva Robinson, the trustee, grantor and beneficiary (respec-tively, the "Trustee", "Grantor" and "Beneficiary") under the Trust Agreement (the "Trust"), dated as of March 12, 1991, by and between Aviva Robinson, as grantor, and Aviva Robinson, as trustee, (Mrs. Robinson and the Trust-ee are collectively referred to herein as the "Sharehold-er").

                       W I T N E S S E T H:

               WHEREAS, immediately prior to the execution of this Agreement, Parent, Purchaser and Perry Drug Stores, Inc., a Michigan corporation (the "Company"), have en-tered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not de-fined herein have the respective meanings ascribed to them in the Merger Agreement), pursuant to which Purchas-er will be merged with and into the Company (the "Merg-er");

               WHEREAS, in furtherance of the Merger, Parent and the Company desire that as soon as practicable (and not later than five business days) after the execution and delivery of the Merger Agreement, Purchaser shall commence a cash tender offer (the "Offer") to purchase at a price of $11.00 per share all outstanding shares of Company Common Stock (as defined in Section 1 hereof) in-cluding all of the Shares (as defined in Section 2 here-of) owned beneficially by the Shareholder; and

               WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement;

               NOW, THEREFORE, in consideration of the forego-ing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

               1. Definitions. For purposes of this Agree-ment:

               (a) "Beneficially Own" or "Beneficial Owner-ship" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act. Notwithstanding the foregoing, for the purposes of this Agreement, the Shareholder will not be deemed to Beneficially Own those securities owned by or in trust for the Shareholder's children or grandchildren (other than Shares held in the Trust).

               (b) "Company Common Stock" shall mean at any time the common stock, $.05 par value, of the Company, including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of February 4, 1987, as amended, between the Company and National Bank of Detroit, as Rights Agent.

               (c) "Person" shall mean an individual, corpo-ration, partnership, joint venture, association, trust, unincorporated organization or other entity.

               2.  Tender of Shares.

               (a) The Shareholder hereby agrees to validly tender (or cause the record owner of such shares to tender), and not to withdraw, pursuant to and in accor-dance with the terms of the Offer, not later than the fifth business day after commencement of the Offer pursu-ant to Section 1.1 of the Merger Agreement and Rule 14d-2 under the Exchange Act, 42,286 shares of Company Common Stock (the "Existing Shares", and together with any shares of Company Common Stock acquired by the Share-holder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exer-cise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, gift, bequest, inheritance or as successor in interest in any capacity (including a fiduciary capacity) or otherwise, the " Shares"), Beneficially Owned by the Shareholder. The Shareholder hereby acknowledges and agrees that the Parent's and the Purchaser's obligation to accept for payment and pay for Shares in the Offer, including the Shares Beneficially Owned by such Shareholder, is subject to the terms and conditions of the Offer. The parties agree that the Shareholder will, for all Shares tendered by Shareholder in the Offer and accepted for payment and paid for by Purchaser, receive the same per Share consid-eration paid to other shareholders who have tendered into the Offer.

               (b)  The transfer by the Shareholder of the
     Shares to Purchaser in the Offer shall pass to and uncon-ditionally vest in Purchaser good and valid title to the Shares, free and clear of all claims, liens, restric-tions, security interests, pledges, limitations and encumbrances whatsoever.

               (c)  The Shareholder hereby agrees to permit
     Parent and Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's shareholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) their identity and ownership of Company Common Stock and the nature of their commitments, arrangements and understandings under this Agreement.

               3. Provisions Concerning Company Common Stock. The Shareholder hereby agrees that during the period commencing on the date hereof and continuing until the first to occur of the Effective Time or termination of the Merger Agreement in accordance with its terms, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, the Shareholder shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by the Shareholder, whether issued, heretofore owned or hereafter acquired, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms there-of and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement (after giving effect to any materiality or similar qualifications contained therein); and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraor-dinary corporate transaction, such as a merger, consoli-dation or other business combination involving the Compa-ny or its Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its Subsid-iaries, or a reorganization, recapitalization, dissolu-tion or liquidation of the Company or its Subsidiaries;
     (C)(1) any change in a majority of the persons who con-stitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Restated Articles of Incorporation or By-laws; (3) any other material change in the Company's corporate structure or business; or (4) any other action which, in the case of each of the mat-ters referred to in clauses C(1), (2), (3) or (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement. The Shareholder shall not enter into any agreement or understanding with any person or entity the effect of which would be incon-sistent or violative of the provisions and agreements contained in this Section 3.

               4. Option. In order to induce Parent and Pur-chaser to enter into the Merger Agreement, the Share-holder hereby grants to Parent an irrevocable option (a "Stock Option") to purchase the Shares from the Share-holder (the "Option Shares") at a purchase price per share equal to $11.00 (the "Purchase Price"). If (i) the Offer is terminated, abandoned or withdrawn by Parent or Purchaser (whether due to the failure of any of the conditions thereto or otherwise), or (ii) the Merger Agreement is terminated in accordance with its terms, the Stock Option shall, in any such case, become exercisable, in whole but not in part, upon the first to occur of any such event and remain exercisable in whole but not in part until the date which is 90 days after the date of the occurrence of such event (the "90 Day Period"), so long as: (i) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), required for the purchase of the Option Shares upon such exercise shall have expired or been waived, and (ii) there shall not be in effect any prelim-inary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority or legislative body or commission prohibiting the exercise of the Stock Option pursuant to this Agreement; provided that if all HSR Act waiting periods shall not have expired or been waived or there shall be in effect any such injunction or order, in each case on the expiration of the 90 Day Period, the 90 Day Period shall be extended until 5 business days after the later of (A) the date of expiration or waiver of all HSR Act waiting periods and (B) the date of removal or lift-ing of such injunction or order; provided that this Agreement shall terminate if, after one year following the commencement of the original 90 Day Period, (A) all HSR Act waiting periods shall not have expired or been waived or (B) there shall be in effect any such injunc-tion or order, and neither Parent nor Purchaser has exercised the Option. In the event that Parent wishes to exercise the Stock Option, Parent shall send a written notice (the "Notice") to the Shareholder identifying the place and date (not less than two nor more than 20 busi-ness days from the date of the Notice) for the closing of such purchase. If within 12 months following the exer-cise of the Stock Option by Parent, Parent shall sell, transfer or otherwise dispose of any or all of the Option Shares to a third party (or realize cash proceeds in respect of such Shares as a result of a distribution to shareholders of the Company following the sale of sub-stantially all of the Company's assets) in connection with a transaction whereby the third party is acquiring the entire equity interest in the Company pursuant to a merger, tender offer, exchange offer, sale of substan-tially all of the Company's assets or a similar business combination (a "Subsequent Sale") at a per share price (or equivalent per Share cash proceeds, in the case of a sale of substantially all assets) in excess of $13.00 (the "Subsequent Sale Price"), then Parent shall promptly pay to the Shareholder an amount equal to (A) 25% of the excess of the Subsequent Sale Price over $13.00 multi-plied by the number of Option Shares sold in the Subse-quent Sale, plus (B) an additional 25% of the excess (which together with the percentage set forth in the preceding clause (A) aggregates 50% of the excess) (if any) of the Subsequent Sale Price over $14.00 multiplied by the number of Option Shares sold in the Subsequent Sale.

               5. Other Covenants, Representations and War-ranties. The Shareholder hereby represents and warrants to Parent as follows:

               (a) Ownership of Shares. The Shareholder is the record and Beneficial Owner of the Shares. On the date hereof, the Existing Shares constitute all of the Shares owned of record or Beneficially Owned by the Shareholder. The Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limi-tations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

               (b) Power; Binding Agreement. The Trustee is a trustee of a valid inter-vivos trust created under the laws of the State of Michigan. The Shareholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Shareholder will not violate any other agreement to which the Shareholder is a party including, without limi-tation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and deliv-ered by the Shareholder and constitutes a valid and bind-ing agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms except to the extent such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting credi-tors rights. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transac-tions contemplated hereby.

               (c)  No Conflicts.  Except for (i) filings
     under the HSR Act and the Exchange Act, (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by the Share-holder, the consummation by the Shareholder of the trans-actions contemplated hereby or compliance by the Share-holder with any of the provisions hereof shall (1) con-flict with or result in any breach of any applicable organizational documents applicable to the Shareholder,
     (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termi-nation, cancellation, material modification or accelera-
     tion) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, li-cense, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Shareholder is a party or by which the Shareholder or any of its properties or assets may be bound, or (3) violate any order, writ, injunction, de-cree, judgment, order, statute, rule or regulation appli-cable to the Shareholder or any of its properties or as-sets.

               (d) No Encumbrances. Except as applicable in connection with the transactions contemplated by Sections 2 and 5(g) hereof, the Shares and the certificates repre-senting such Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

               (e)  No Finder's Fees.  Other than existing
     financial advisory and investment banking arrangements and agreements with Peter J. Solomon Company Limited, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connec-tion with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

               (f)  No Solicitation.  The Shareholder shall
     not, in the capacity as a shareholder or otherwise, di-rectly or indirectly, solicit (including by way of fur-nishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) concerning any merger, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving the Company or any Subsid-iary, division or operating or principal business unit of the Company, except as permitted by Sections 1.2(a) and
     5.7 of the Merger Agreement. If the Shareholder receives any such inquiry or proposal, then the Shareholder shall promptly inform Parent of the existence thereof in the same manner set forth in Section 5.7 of the Merger Agree-ment. The Shareholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

               (g) Restriction on Transfer, Proxies and Non-Interference. Except as applicable in connection with the transactions contemplated by Section 2 hereof, the Shareholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any con-tract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, trans-fer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit the Shares into a voting trust or enter into a voting agree-ment with respect to the Shares; or (iii) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing its obligations under this Agreement.

     Notwithstanding the foregoing, the Shareholder may (be-fore or after tendering Shares in the Offer) transfer all or part of its interests in all or some of the Shares to a charitable organization, grantor retained annuity trust, charitable remainder trust or similar entity, as long as such recipient agrees in writing to be bound by the terms of this Agreement.

               (h)  Reliance by Parent.  The Shareholder
     understands and acknowledges that Parent is entering into, and causing Purchaser to enter into, the Merger
     Agreement in reliance upon the Shareholder's execution and delivery of this Agreement.

               (i) Further Assurances. From time to time, at the other party's request and without further consider-ation, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

               6.  Stop Transfer.  The Shareholder agrees
     with, and covenants to, Parent that the Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement (in-cluding the provisions of Section 2 hereof). In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock divi-dend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

               7. Termination. Except as otherwise provided herein, including, but not limited to, Section 4 hereof, the covenants and agreements contained herein with re-spect to the Shares shall terminate upon the termination of the Merger Agreement in accordance with its terms.

               8. Confidentiality. The Shareholder recog-nizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, the Shareholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of Parent, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures its counsel advises are necessary in order to fulfill its obligations imposed by law, in which event such Share-holder shall give notice of such disclosure to Parent as promptly as practicable so as to enable Parent to seek a protective order from a court of competent jurisdiction with respect thereto.

               9.  Miscellaneous.

               (a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

               (b) Binding Agreement. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or other-wise, including, without limitation, the Shareholder's heirs, distributees, guardians, administrators, execu-tors, legal representatives, or successors or other transferees (for value or otherwise) and any other suc-cessors in interest. Notwithstanding any transfer of Shares, the transferor shall remain liable for the per-formance of all obligations under this Agreement of the transferor.

               (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

               (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execu-tion and delivery of a written agreement executed by the parties hereto.

               (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy (with a confirmation copy sent for next day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

          If to Shareholder
          or Mrs. Robinson:   Mrs. Aviva Robinson
                              1589 Kirkway
                              Bloomfield Hills, MI  48013
                              Telephone No.:
                              Telecopy No.:
          copy to:
                              Ira J. Jaffe, Esq.
                              Jaffe, Raitt, Heuer & Weiss,
                              Professional Corporation
                              Suite 2400
                              One Woodward Avenue
                              Detroit, Michigan  48228
                              Telephone No.: (313) 961-8380
                              Telecopy No.:  (313) 961-8358

          If to Parent:       Rite Aid Corporation
                              30 Hunter Lane
                              Camp Hill, PA  17011
                              Attention:  General Counsel
                              Telephone No.:  (717) 761-2633
                              Telecopy No.:   (717) 975-5952

          copy to:            Skadden, Arps, Slate,
                                Meagher & Flom
                              919 Third Avenue
                              New York, New York  10022
                              Telephone No.:  (212) 735-3000
                              Telecopy No.:   (212) 735-2001
                              Attention:  Nancy A. Lieberman, Esq.


     or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

               (f)  Severability.  Whenever possible, each
     provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or por-tion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

               (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

               (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

               (i)  No Waiver.  The failure of any party
     hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

               (j) No Third Party Beneficiaries. This Agree-ment is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

               (k)  Governing Law.  This Agreement shall be
     governed and construed in accordance with the laws of the State of Delaware, without giving effect to the princi-ples of conflicts of law thereof.

               (l) Jurisdiction. Each party hereby irrevoca-bly submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware or the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conve-niens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (l) and shall not be deemed to be a general submission to the jurisdic-tion of said Courts or in the States of Delaware or New

     York other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

               (m)  Descriptive Headings.  The descriptive
     headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

               (n) Counterparts. This Agreement may be exe-cuted in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.


               IN WITNESS WHEREOF, Parent, the Shareholder and
     Mrs. Robinson have caused this Agreement to be duly exe-cuted as of the day and year first above written.


                                   RITE AID CORPORATION


                                   By:/s/ Martin L. Grass
                                      Name:       Martin L. Grass
                                      Title:      President and Chief
                                                  Operating Officer


                                   LAKE ACQUISITION CORPORATION


                                   By:/s/ Martin L. Grass
                                      Name:       Martin L. Grass
                                      Title:      Vice President


                                   By:/s/ Aviva Robinson
                                      Aviva Robinson, Trustee


                                   By:/s/ Aviva Robinson
                                      Aviva Robinson, Beneficiary


                                   By:/s/ Aviva Robinson
                                      Aviva Robinson, Grantor


                                      /s/ Aviva Robinson
                                      Aviva Robinson